Exhibit 3.1(a)

                      RESTATED CERTIFICATE OF INCORPORATION
                              OF CIGNA CORPORATION

                                      *****
         This Restated Certificate of Incorporation of CIGNA Corporation was duly approved by the Board of Directors of the Corporation and only restates and integrates but does not further amend the provisions of the Corporation's Certificate of Incorporation as theretofore amended or supplemented; and there is no discrepancy between these amended and supplemented provisions and the provisions of the Restated Certificate of Incorporation set forth below except as permitted by Section 245 of the General Corporation Law. The Corporation was incorporated under the name North American General Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 3, 1981.

         First:  The name of the Corporation is CIGNA Corporation.

         Second: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

         Third: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         Fourth: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 225,000,000 shares divided into two classes as follows: 200,000,000 shares of Common Stock (the "Common Stock") of the par value of $1 per share and 25,000,000 shares of Preferred Stock (the "Preferred Stock") of the par value of $1 per share.

         A.       PREFERRED STOCK

                  The Board of Directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the General Corporation Law of the State of Delaware, including, without limitation, the authority to provide that any such series may be (i) subject to redemption at such time or times and at such price


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or prices;  (ii)  entitled  to receive  dividends  (which may be  cumulative  or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

         1.       Junior Participating Preferred Stock, Series D.

         Section 1. Designation and Amount. There shall be a series of the Preferred Stock of the Corporation which shall be designated as the "Junior Participating Preferred Stock, Series D," $1.00 par value, and the number of shares constituting such series shall be 6,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Participating Preferred Stock, Series D, to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

         Section 2.        Dividends and Distributions.

         (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Junior Participating Preferred Stock, Series D, with respect to dividends, the holders of shares of Junior Participating Preferred Stock, Series D, in preference to the holders of shares of Common Stock, par value $1.00 per share (the "Common Stock"), of the Corporation and any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, quarterly dividends payable in cash on the 10th day of January, April, July and October in each year (or, in each case, if not a date on which the Corporation is open for business, the next date on which the Corporation is so open) (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Participating Preferred Stock, Series D, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00, or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately


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preceding  Quarterly  Dividend  Payment  Date,  or,  with  respect  to the first
Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Participating Preferred Stock, Series D. In the event the Corporation shall at any time after August 4, 1997 (the "Effective Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Junior Participating Preferred Stock, Series D, were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) The Corporation shall declare a dividend or distribution on the Junior Participating Preferred Stock, Series D, as provided in paragraph
(A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Junior Participating Preferred Stock, Series D, shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Participating Preferred Stock, Series D, from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Junior Participating Preferred Stock, Series D, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Participating Preferred Stock, Series D, entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Participating Preferred Stock, Series D, in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Participating Preferred Stock, Series D, entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

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         Section 3.        Voting Rights.  The holders of shares of Junior
Participating Preferred Stock, Series D shall have the following voting rights:

         (A) Subject to the provision for adjustment hereinafter set forth, each share of Junior Participating Preferred Stock, Series D, shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Effective Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Junior Participating Preferred Stock, Series D, were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (B) Except as otherwise provided herein or by law, the holders of shares of Junior Participating Preferred Stock, Series D, and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

         (C) (i) If at any time dividends on any Junior Participating Preferred Stock, Series D, shall be in arrears in an amount equal to six (6) quarterly dividends thereon ,the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Junior Participating Preferred Stock, Series D, then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Junior Participating Preferred Stock, Series D) with dividends in arrears in an amount equal to six
(6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.

                  (ii) During any default period, such voting right of the holders of Junior Participating Preferred Stock, Series D, may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this
Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of


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Preferred  Stock of such  voting  right.  At any meeting at which the holders of
Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors, or if such right is exercised at an annual meeting, to elect two (2) directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Junior Participating Preferred Stock, Series D.

                  (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chairman, President, a Vice- President or the Corporate Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

                  (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be


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filled by vote of a majority of the remaining  directors  theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this paragraph (C) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                  (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock, as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock, as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in, or pursuant to, the Restated Certificate of Incorporation or Bylaws irrespective of any increase made pursuant to the provisions of paragraph (C) (ii) of this Section 3 (such number being subject, however to change thereafter in any manner provided by law or in the Restated Certificate of Incorporation or Bylaws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors, even though less than a quorum.

         (D) Except as set forth herein, holders of Junior Participating Preferred Stock, Series D, shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         Section 4.        Certain Restrictions.

         (A) Whenever quarterly dividends or other dividends or distributions payable on the Junior Participating Preferred Stock, Series D, as provided in
Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Participating Preferred Stock, Series D, outstanding shall have been paid in full, the Corporation shall not:

                           (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Participating Preferred Stock, Series D;

                           (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up), with the Junior Participating Preferred Stock, Series D, except dividends paid ratably on the Junior Participating Preferred Stock, Series D, and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts of which the holders of all such shares are then entitled;



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                           (iii)  redeem or  purchase or  otherwise  acquire for
         consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Participating Preferred Stock, Series D, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Participating Preferred Stock, Series D; or

                           (iv) purchase or otherwise acquire for consideration any shares of Junior Participating Preferred Stock, Series D, or any shares of stock ranking on a parity with the Junior Participating Preferred Stock, Series D, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series of classes.

         (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         Section 5. Reacquired Shares. Any shares of Junior Participating Preferred Stock, Series D, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         Section 6. Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Participating Preferred Stock, Series D, unless, prior thereto, the holders of shares of Junior Participating Preferred Stock, Series D, shall have received $100 per share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series D Liquidation Preference"). Following the payment of the full amount of the Series D Liquidation Preference, no additional distributions shall be made to the holders of shares of Junior Participating Preferred Stock, Series D, unless, prior thereto, the holders of


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shares of Common  Stock  shall have  received  an amount per share (the  "Common
Adjustment") equal to the quotient obtained by dividing (i) the Series D Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series D Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Junior Participating Preferred Stock, Series D, and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

         (B) In the event there are not sufficient assets available to permit payment in full of the Series D Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Junior Participating Preferred Stock, Series D, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

         (C) In the event the Corporation shall at any time after the execution of the Rights Agreement (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Junior Participating Preferred Stock, Series D, shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Effective Date (i) declare any dividend on Common Stock payable in shares of Common Stock,
(ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in


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the  preceding  sentence  with  respect to the  exchange  or change of shares of
Junior Participating Preferred Stock, Series D, shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

         Section 8. Redemption. The shares of Junior Participating Preferred Stock, Series D, shall not be redeemable.

         Section 9. Ranking. The Junior Participating Preferred Stock, Series D, shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

         Section 10. Amendment. The Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Participating Preferred Stock, Series D, so as to affect them adversely without the affirmative vote of at least two-thirds (66 2/3%) of the outstanding shares of Junior Participating Preferred Stock, Series D, voting separately as a class.

         Section 11. Fractional Shares. Junior Participating Preferred Stock, Series D, may be issued in fractions of a share, which are one one-hundredths or integral multiples of one one-hundredths of a share, which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Junior Participating Preferred Stock, Series D.

         B. COMMON STOCK

                  1. Voting Rights. Except as provided by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

                  2. Dividends. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of capital stock.

                  3. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential


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amounts,  if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively. The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock. Neither the merger or consolidation of the Corporation into or with any other corporation, nor the merger of any other corporation into it, nor any purchase or redemption of shares of stock of the Corporation of any class, shall be deemed to be a dissolution, liquidation or winding up of the Corporation for the purpose of this paragraph.

         Fifth: The By-Laws of the Corporation may be adopted, amended or repealed (a) by action of the holders of at least eighty percent (80%) of the voting power of all outstanding Voting Stock (as defined in Article Tenth) of the Corporation entitled to vote generally at any annual or special meeting of stockholders or (b) by action of the Board of Directors at a regular or special meeting thereof. Any By-Laws made by the Board of Directors may be amended or repealed by action of the stockholders by the vote required by (a) above at any annual or special meeting of stockholders.

         Sixth: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall otherwise provide.

         Seventh: Notwithstanding any provision of the General Corporation Law of the State of Delaware, no action may be taken by stockholders without a meeting, without prior notice and without a vote, unless a consent in writing setting forth the action so taken shall be signed by the holders of all the outstanding stock who would be entitled to vote thereon.

         Eighth: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         Ninth: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         Tenth: 1. Higher Vote for Certain Business Combinations. In addition to any affirmative vote of holders of a class or series of capital stock of the Corporation required by law or this Certificate, a Business Combination (as hereinafter defined) with or upon a proposal by a Related Person (as hereinafter defined) shall require the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding Voting Stock (as hereinafter defined) of the Corporation, voting together as a single class. Such affirmative votes shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or the Board.

              2. When Higher Vote Is Not Required. The provisions of this Article shall not be applicable to a particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate or the By-Laws of the Corporation, if all of the conditions specified in any one of the following Paragraphs (A), (B) or (C) are met:

                      (A) Approval by Directors. The Business Combination has been approved by a vote of a majority of all the Continuing
Directors (as hereinafter defined); or

                      (B)      Combination with Subsidiary.  The Business
Combination  is  solely  between  the   Corporation  and  a  subsidiary  of  the
Corporation and such Business Combination does not have the direct or indirect effect set forth in Paragraph 3(B)(v) of this Article Tenth; or

                      (C) Price and Procedural Conditions. The proposed Business Combination will be consummated within three years after the date the Related Person became a Related Person (the "Determination Date") and all of the following conditions have been met:

                               (i) The aggregate amount of (x) cash and (y) fair
market value (as of the date of the consummation of the Business Combination) of consideration other than cash, to be received per share of Common or Preferred Stock of the Corporation in such Business Combination by holders thereof shall be at least equal to the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Related Person for any shares of such class or series of stock acquired by it; provided, that if either (a) the highest preferential amount per share of a series of Preferred Stock to which the holders thereof would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation (regardless of whether the Business Combination to be consummated constitutes such an event) or (b) the highest reported sales price per share for any shares of such series of Preferred Stock on any national securities exchange on which such series is traded and if not traded on any such exchange, the highest reported closing bid quotation per share with respect to shares of such series on the National Association of Securities Dealers, Inc. Automated Quotation System or on any system then in use, at any time after the Related Person became a holder of any shares of Common Stock, is greater than such aggregate amount, holders of such series of Preferred Stock shall receive an amount for each such share at least equal to the greater of (a) or (b).

                               (ii)  The consideration to be received by holders
of a particular class or series of outstanding Common or Preferred Stock shall be in cash or in the same form as the Related Person has previously paid for shares of such class or series of stock. If the Related Person has paid for shares of any class or series of stock with varying forms of consideration, the form of consideration given for such class or series of stock in the Business Combination shall be either cash or the form used to acquire the largest number of shares of such class or series of stock previously acquired by it.

                               (iii)  No  Extraordinary  Event  (as  hereinafter
defined) occurs after the Determination Date and prior to the consummation of the Business Combination.

                               (iv) A proxy or information statement describing
the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) is mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required pursuant to such Act or subsequent provisions).

              3. Certain Definitions. For purposes of this Article Tenth:

                      (A) A "person" shall mean any individual, firm, corporation or other entity, or a group of "persons" acting or agreeing to act together in the manner set forth in Rule 13d-5 under the Securities Exchange Act of 1934, as in effect on April 24, 1985.

                      (B) The term "Business Combination" shall mean any of the following transactions, when entered into by the Corporation or a subsidiary of the Corporation with, or upon a proposal by, a Related Person:

                               (i)  the merger or consolidation of the
Corporation or any subsidiary of the Corporation; or

                               (ii) the sale, lease, exchange, mortgage, pledge,
transfer or other disposition (in one or a series of transactions) of any assets of the Corporation or any subsidiary of the Corporation having an aggregate fair market value of $100 million or more; or

                               (iii)   the issuance or transfer by the
Corporation or any subsidiary of the Corporation (in one or a series of transactions) of securities of the Corporation or any subsidiary having an aggregate fair market value of $50 million or more; or

                               (iv)  the adoption of a plan or proposal for the
liquidation or dissolution of the Corporation; or

                               (v) the reclassification of securities (including
a reverse stock split), recapitalization, consolidation or any other transaction (whether or not involving a Related Person) which has the direct or indirect effect of increasing the voting power, whether or not then exercisable, of a Related Person in any class or series of capital stock of the Corporation or any subsidiary of the Corporation; or

                               (vi) any agreement, contract or other arrangement
providing directly or indirectly for any of the foregoing.

                      (C) The term "Related Person" shall mean any person (other than the Corporation, a subsidiary of the Corporation or any profit sharing, employee stock ownership or other employee benefit plan of the Corporation or of a subsidiary of the Corporation or any trustee of or fiduciary with respect to any such plan acting in such capacity) that is the direct or indirect beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as in effect on April 24, 1985) of more than ten percent (10%) of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate of any such person.

                      (D) The term "Continuing Director" shall mean any member of the Board of Directors who is not affiliated with a Related Person and who was a member of the Board of Directors immediately prior to the time that the Related Person became a

Related Person, and any successor to a Continuing Director who is not affiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors.

                      (E) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on April 24, 1985.

                      (F) The term "Extraordinary Event" shall mean, as to any Business Combination and Related Person, any of the following events that is not approved by a majority of all Continuing Directors:

                               (i) any failure to declare and pay at the regular
date therefor any full quarterly dividend (whether or not cumulative) on outstanding Preferred Stock; or

                               (ii)  any   reduction   in  the  annual  rate  of
dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock); or

                               (iii)  any failure to increase the annual rate of
dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the Common Stock; or

                               (iv)  he receipt by the Related Person, after the
Determination Date, of a direct or indirect benefit (except proportionately as a stockholder) from any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any subsidiary of the Corporation, whether in anticipation of or in connection with the Business Combination or otherwise.

                      (G) A majority of all Continuing Directors shall have the power to make all determinations with respect to this Article Tenth, including, without limitation, the transactions that are Business Combinations, the persons who are Related Persons, the time at which a Related Person became a Related Person, and the fair market value of any assets, securities or other property, and any such determinations of such directors shall be conclusive and binding.

                      (H) The term "Voting Stock" shall mean all outstanding shares of the Common or Preferred Stock of the Corporation entitled to vote generally and each reference to a proportion of Voting Stock shall refer to shares having such proportion of the number of shares entitled to be cast.

              4. No Effect on Fiduciary Obligations of Related Persons. Nothing contained in this Article Tenth shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

              5. Amendment, Repeal, etc. The affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding Voting Stock of the Corporation, voting together as a single class, shall be required in order to amend, repeal or adopt any provision inconsistent with this Article Tenth.

     Eleventh: To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the preceding sentence shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.


     IN WITNESS WHEREOF, the Corporation has caused this instrument to be signed in its name by its Chairman of the Board and Chief Executive Officer and attested to by its Corporate Secretary this 4th day of August, 1997.



                                               /s/ Wilson H. Taylor
                                               --------------------
                                                   Wilson H. Taylor
                                                   Chairman of the Board and
                                                   Chief Executive Officer


Attest:



/s/Carol J. Ward
--------------------
Carol J. Ward
Corporate Secretary